Exhibit 10.3

FIRST AMENDMENT OF LEASE

AGREEMENT (“First Amendment”) made this 13 day of July, 2015 by and between CIP II/RJK 10-20 BMR Owner, LLC, 55 Cambridge Street, Burlington, Massachusetts 01803 (hereinafter referred to as “Landlord”) and Flexion Therapeutics, Inc. (hereinafter referred to as “Tenant”).

RECITALS

1. Pursuant to that certain Lease dated February 22, 2013 by and between Landlord’s predecessor in interest, Mall Road Trust (“Original Landlord”) and Tenant (the “Existing Lease”), Landlord is leasing to Tenant those certain premises known as 10 Burlington Mall Road, situated in Burlington, Massachusetts 01803, together with all improvements located thereon, consisting of 11,754 rentable square feet of area, all as more particularly described in said Existing Lease (hereinafter referred to as the “Original Premises”). In addition, Landlord and Tenant entered into a letter agreement, dated June 28, 2015, regarding reimbursement responsibilities of Tenant for certain tenant improvement work to the Suite 210 Space in the event that this First Amendment was not executed and delivered by the parties (the “June 28 Side Letter”).

2. Landlord has succeeded to the Original Landlord’s interest as Landlord under the Lease, and all references to “Landlord” in the Lease shall mean the Landlord as defined in this First Amendment at Landlord’s address above.

3. The parties desire to enter into this First Amendment modifying and/or supplementing the provisions of the Existing Lease (and terminating the June 28 Side Letter), the effect of which will be (i) for Tenant to lease additional space consisting of approximately 4,715 square feet on the third floor of the Building contiguous to the Original Premises as shown on Exhibit A attached hereto (the “Phase I Expansion Space”), on the same terms and conditions as set forth in the Existing Lease, except as may be modified herein; (ii) for Tenant to have the option to lease additional space consisting of approximately 5,405 square feet on the third floor of the Building contiguous to the Phase I Expansion Space as shown on Exhibit A attached hereto (the “Phase II Expansion Space”), on the same terms and conditions as set forth in the Existing Lease, except as may be modified herein; (iii) for Tenant to lease on a temporary basis approximately 6,748 square feet on the second floor of the Building known as Suite 210 (the “Suite 210 Temporary Space”), on the same terms and conditions as set forth in the Existing Lease, except as may be modified herein; (iv) to extend the term of the Existing Lease for the Original Premises through October 31, 2019; and (v) to further amend the Existing Lease in certain respects, all upon the terms and conditions set forth below. The Original Premises, the Phase I Expansion Space and the Phase II Expansion Space (if applicable) collectively are hereinafter referred to as the “2016 Combined Space.”

4. All of the terms, covenants and conditions of the Existing Lease which are not inconsistent with the terms hereinafter set forth shall apply, as applicable, to the 2016 Combined Space and the Suite 210 Temporary Space.

5. Capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the Existing Lease and the Existing Lease as amended by this First Amendment is hereby known as the “Lease”.

6. The term “Premises” used in the Existing Lease shall include where appropriate the Original Premises, and, as and when leased pursuant to this Amendment, the Phase I Expansion Space, the Phase II Expansion Space, and the Suite 210 Temporary Space.

IN CONSIDERATION of the mutual covenants contained herein, the parties agree as follows:

A. Term of Lease.

The term for the Phase I Expansion Space shall commence upon substantial completion of Landlord’s Work, as hereinafter defined (the “Phase I Expansion Space Commencement Date”), which is anticipated to occur on May 1, 2016 (the “Target Delivery Date”), and expire on October 31, 2019. In addition, upon execution of this First Amendment, notwithstanding any provision of the Existing Lease to the contrary, the term of the Existing Lease shall not expire on October 31, 2016, but shall instead be extended for three (3) years and shall expire on October 31, 2019 (the “Termination Date”), unless sooner terminated or otherwise extended in accordance with the terms and provisions of the Lease.

B. Suite 210 Temporary Space.

(i) Landlord hereby leases to Tenant, and Tenant hereby agrees to lease, the Suite 210 Temporary Space, commencing upon substantial completion by Landlord of the tenant improvements shown on the space plan and specifications attached hereto as Exhibit B, on a turnkey basis, using finishes similar to the finishes in the Original Premises, except that Tenant shall be responsible at Tenant’s sole cost and expense for furnishing and installing all wiring whips, wiring within furniture and all telephone and data wiring required by Tenant. If Landlord does not deliver the Suite 210 Temporary Space to Tenant, with such turnkey improvements substantially complete, by September 1, 2015, then, in addition to any other abatements of rent applicable hereunder, for each day of such delay in delivery after September 1, 2015, Tenant shall receive a credit of one day of Fixed Rent for the Suite 210 Temporary Space to be applied against the next rent due under the Lease. In the event that the Suite 210 Temporary Space is not tendered to Tenant by October 15, 2015, then Tenant shall also have the right, in lieu of such abatement, to terminate the Lease with respect to the Phase I Expansion Space, the Phase II Expansion Space (if applicable) and/or the Suite 210 Temporary Space, without the payment of any termination fee or other such payment.

(ii) Landlord shall contribute Twenty Dollars ($20.00) per square foot, equal to One Hundred Thirty-Four Thousand Nine Hundred Sixty Dollars ($134,960.00), and Tenant shall contribute up to Ten Dollars ($10.00) per square foot, equal to Sixty-Seven Thousand Four Hundred Eighty Dollars ($67,480.00), toward the costs of the tenant improvements for the Suite 210 Temporary Space, with Tenant’s payment to Landlord for such costs due and payable within ten (10) days after delivery of the Suite 210 Temporary Space to Tenant. Any costs in excess of Thirty Dollars ($30.00) per square foot, equal to Two Hundred Two Thousand Four Hundred Forty Dollars ($202,440.00), for the tenant improvements for the Suite 210 Temporary Space shall be borne by Landlord unless such costs are incurred as a direct result of change orders or deviations requested by Tenant from the plan and specifications set forth on Exhibit B attached hereto or as a direct result of Tenant Delays.

(iii) Commencing upon delivery of the Suite 210 Temporary Space by Landlord to Tenant, Tenant shall pay Fixed Annual Rent for the Suite 210 Temporary Space in the amount of Two Hundred Nineteen Thousand Three Hundred Ten Dollars ($219,310.00) per annum, payable in equal monthly installments of Eighteen Thousand Two Hundred Seventy-Five and 83/100 Dollars ($18,275.83), prorated for any partial month.

(iv) Tenant shall pay to Landlord, together with the monthly installment of Annual Fixed Rent, (x) Nine Hundred Eighty Four and 08/100 Dollars ($984.08) per month, prorated for any partial month, for electricity for the Suite 210 Temporary Space, based on a rate of $1.75 per square foot per year (y) if Tenant exercises its right under Section, B(vi)(x) below, the amount by which Landlord’s Tax Expenses allocable to the Suite 210 Temporary Space exceed Base Taxes allocable to the Suite 210 Temporary Space (Base Taxes for purposes of this clause (y) meaning Landlord’s Tax Expense budget for fiscal year 2016), and (z) if Tenant exercises its right under Section, B(vi)(x) below, the amount by which Operating Expenses allocable to the Suite 210 Temporary Space exceed Base Operating Expenses allocable to the Suite 210 Temporary Space (Base Operating Expenses for purposes of this clause (z) meaning Landlord’s Operating Expense budget for calendar year 2016).

(v) Tenant shall vacate and surrender the Suite 210 Temporary Space within thirty (30) days after delivery of the Phase I Expansion Space by Landlord to Tenant, unless Tenant has the right to exercise and does exercise the Suite 210 Right of First Refusal, as hereinafter defined. If Tenant does not exercise such right, Tenant shall remove all of Tenant’s fixtures, furniture and equipment from the Suite 210 Temporary Space and otherwise yield up the Suite 210 Temporary Space to Landlord in accordance with the provisions of the Lease (it being understood, however, that Tenant shall have no obligation to remove any wiring or improvements made to the Suite 210 Temporary Space). In the event that Tenant fails to vacate and surrender the Suite 210 Temporary Space as set forth above on or before thirty (30) days after delivery of the Phase I Expansion Space by Landlord to Tenant, Landlord hereby reserves all of its rights and remedies under the Lease for such holdover.

(vi) Notwithstanding the foregoing provisions of subsection (v), if Tenant exercises its Termination Option with respect to the Phase I Expansion Space in accordance with the provisions of Section K of this First Amendment, at the time of giving notice to Landlord of such termination Tenant shall also deliver written notice to Landlord either (x) extending the term of the Suite 210 Temporary Space to October 31, 2019, coterminous with the term for the Original Premises, upon all of the terms and conditions contained in this First Amendment, including payment of Annual Fixed Rent in accordance with the schedule set forth in Section C below (prorated, however, based upon the size of the Suite 210 Temporary Space), or (y) terminating its lease of the Suite 210 Temporary Space, which termination shall be effective nine (9) months after the date of such notice, and Tenant shall vacate and surrender the Suite 210 Temporary Space within such nine (9) month period. In the event that Tenant fails to vacate and surrender the Suite 210 Temporary Space within such period, Landlord hereby reserves all of its rights and remedies under the Lease for such holdover.

(vii) The June 28 Side Letter is hereby terminated by Landlord and Tenant and is, accordingly, void and of no force or effect.

C. Annual Fixed Rent.

Tenant and Landlord acknowledge and agree that Annual Fixed Rent for the Original Premises shall be payable in the amount set forth in Section 1.1 of the Existing Lease until October 31, 2016. Thereafter, Annual Fixed Rent for the Original Premises shall be included in the following Annual Fixed Rent schedule for the Phase I Expansion Space, which shall be effective as of the Phase I Expansion Space Commencement Date:

(i) For the period from May 1, 2016 through July 31, 2016 the sum of $0, payable in monthly installments of $0; *

(ii) For the period from August 1, 2016 through October 31, 2016, the sum of $38,309.37 based on $32.50 per square foot, payable in monthly installments of $12,769.79;

(iii) For the period from November 1, 2016 through October 31, 2017, the sum of $551,711.50 based on $33.50 per square foot, payable in monthly installments of $45,975.96; **

(iv) For the period from November 1, 2017 through October 31, 2018, the sum of $568,180.50 based on $34.50 per square foot, payable in monthly installments of $47,348.38; and **

(v) For the period from November 1, 2018 through October 31, 2019, the sum of $584,649.50 based on $35.50 per square foot, payable in monthly installments of $48,720.79. **

*	This schedule assumes the Phase I Expansion Space Commencement Date will occur on the Target Delivery Date. If for any reason the Phase I Expansion Space Commencement Date does not occur on the Target Delivery Date, this schedule will be adjusted so that Annual Fixed Rent for the first three months after the Phase I Expansion Space Commencement Date occurs is abated, provided, however, that the dates of the Annual Fixed Rent increases set forth in the schedule above will remain unchanged.
**	Includes the Original Premises

Monthly installments of Base Rent shall be payable in advance on the first day of each month during the term of this Lease without deduction, set-off, prior notice or demand in lawful money of the United States of America. The rent payment for any fractional month at the commencement, termination or expiration of the Lease term will be prorated.

D. Tenant Electricity.

Landlord and Tenant acknowledge and agree that the Phase I Expansion Space and the Phase II Expansion Space, if applicable, will be check metered for electric usage. Tenant shall be separately billed by Landlord, as Additional Rent, for all electricity usage related to and/or used respecting the Phase I Expansion Space and the Phase II Expansion Space, if applicable, and all related facilities and equipment (the “Premises Electric”) based on readings of such check meter (at Landlord’s actual cost of electricity for such amount of electricity shown to be consumed at the Phase I Expansion Space and the Phase II Expansion Space, if applicable, on such check meter). Landlord shall have the right to bill Tenant for the Premises Electric on a monthly basis based on such check meter and Tenant shall pay such Premises Electric charges to Landlord within thirty (30) days after receipt of Landlord’s billing therefor. Landlord’s failure to bill Tenant on a monthly basis shall in no way waive Tenant’s payment obligations with respect to the Premises Electric charges. If the Phase I Expansion Space and the Phase II Expansion Space, if applicable, cannot be check metered (in Landlord’s sole reasonable judgment based upon the costs of such check metering), Tenant shall be billed its proportionate share for Tenant’s electricity.

E. Real Estate Taxes.

For the Original Premises, until October 31, 2016 Tenant shall continue to pay the amount by which Landlord’s Tax Expenses allocable to the Premises exceed Base Taxes allocable to the Premises in accordance with the Existing Lease. For the Phase I Expansion Space and the Phase II Expansion Space, if applicable, until October 31, 2016 Tenant shall pay the amount by which Landlord’s Tax Expenses allocable to the Phase I Expansion Space and the Phase II Expansion Space, if applicable, exceed Base Taxes allocable to the Phase I Expansion Space and the Phase II Expansion Space, if applicable (Base Taxes for purpose of this sentence meaning Landlord’s Tax Expense budget for fiscal year 2016). Commencing on November 1, 2016, Tenant shall pay the amount by which Landlord’s Tax Expenses allocable to the 2016 Combined Space exceed Base Taxes allocable to the 2016 Combined Space (Base Taxes for purpose of this sentence meaning Landlord’s Tax Expense budget for fiscal year 2017).

F. Operating Expenses.

For the Original Premises, until October 31, 2016 Tenant shall continue to pay as Additional Rent the amount by which Operating Expenses Allocable to the Premises exceed Base Operating Expenses Allocable to the Premises in accordance with the Existing Lease. For the Phase I Expansion Space and the Phase II Expansion Space, if applicable, until October 31, 2016 Tenant shall pay the amount by which Landlord’s Operating Expenses allocable to the Phase I Expansion Space and the Phase II Expansion Space, if applicable, exceed Base Operating Expenses allocable to the Phase I Expansion Space and the Phase II Expansion Space, if applicable (Base Operating Expenses for purpose of this sentence meaning Landlord’s Operating Expense budget for calendar year 2016). Commencing on November 1, 2016, Tenant shall pay the amount by which Landlord’s Operating Expenses allocable to the 2016 Combined Space exceed Base Operating Expenses allocable to the 2016 Combined Space (Base Operating Expenses for purpose of this sentence meaning Landlord’s Operating Expense budget for calendar year 2016).

G. Landlord’s Work.

Landlord shall provide a turnkey build-out of the Phase I Expansion Space, and the Phase II Expansion Space, if applicable, using the same finishes and materials (if available) as used in the Original Premises (including, but not limited to, lighting, carpet, paint, doors and sidelights), in accordance with the plan and specifications attached hereto as Exhibit A.

H. Target Delivery Date; Delay in Commencement

(i)	Tenant acknowledges and agrees that the Target Delivery Date is based on the existing tenant (as of the date of this First Amendment) in the Phase I Expansion Space (the “Existing Tenant”), vacating its premises on February 1, 2016. If the Existing Tenant does not vacate the Phase I Expansion Space by February 1, 2016, the Target Delivery Date shall be extended on a day for day basis until the Existing Tenant vacates the Phase I Expansion Space. Notwithstanding the Target Delivery Date, if for any reason Landlord cannot deliver possession of the Phase I Expansion Space to Tenant on or before the Target Delivery Date, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or Tenant’s obligations hereunder, except as set forth herein, and, in any event, Landlord shall use commercially reasonable efforts to cause the Existing Tenant to vacate as quickly as possible, and Landlord shall not grant the Existing Tenant any right to stay in such space beyond February 1, 2016. In such event, however, Tenant shall not be obligated to pay Annual Fixed Rent or additional rent for the Phase I Expansion Space, and (except to the extent that such delay in delivery of the Phase I Expansion Space was caused by Tenant Delay or events outside of Landlord’s control, but subject to Section H(iii) below) Annual Fixed Rent for the Suite 210 Temporary Space shall also be abated, until possession of the Phase I Expansion Space is tendered to Tenant and without requirement of further act of the parties the Termination Date of the Lease shall be extended by a period equal to the period between the Target Delivery Date and the occurrence of the Phase I Expansion Space Commencement Date.

(ii)	In the case of an event of Tenant Delay, Landlord’s Work shall be deemed substantially completed as of the date when Landlord’s Work would have been completed but for any Tenant Delays, as determined by Landlord in the exercise of its good faith business judgement.

(iii)	In the case of events outside of Landlord’s Control (other than events of Tenant Delay) Tenant shall not be obligated to pay Annual Fixed Rent or additional rent for the Phase I Expansion Space, and Annual Fixed Rent for the Suite 210 Temporary Space shall also be abated from the date that is thirty (30) days after the Target Delivery Date, until possession of the Phase I Expansion Space is tendered to Tenant and, without requirement of further act of the parties the Termination Date of the Lease shall be extended by a period equal to the period between the Target Delivery Date and the occurrence of the Phase I Expansion Space Commencement Date; provided that the Termination Date shall not be extended to a date that is later than January 31, 2020.

(iv)	In the event that the Phase I Expansion Space is not tendered to Tenant by August 1, 2016, then Tenant shall also have the right, in lieu of such abatement, to terminate the Lease with respect to the Phase I Expansion Space, Phase II Expansion Space (if applicable) and/or the Suite 210 Temporary Space, without the payment of any termination fee or other such payment. Landlord may, but shall not be required to, confirm the Phase I Expansion Space Commencement Date by written notice to Tenant; any such notice by Landlord shall be conclusive with respect to the Phase I Expansion Space Commencement Date.

I. Renewal Option.

Tenant shall have the right to extend the term of the Lease for a portion of, or the entire, 2016 Combined Space for one (1) period of three (3) years upon and subject to all of the terms and conditions set forth in Section 9.18 of the Original Lease.

J. Phase II Expansion Space Option.

Tenant shall have the option to expand into the Phase II Expansion Space by delivering written notice to Landlord exercising such option prior to October 1, 2015, in which case Tenant will lease the Phase II Expansion Space upon all of the applicable terms set forth in this First Amendment (including, without limitation, the per square foot Fixed Rent amounts (including the provision of three (3) months of free rent) and the applicable abatement and termination rights hereof) and Section I of Exhibit C. Notwithstanding the foregoing. Tenant acknowledges that Landlord is currently marketing the Phase II Expansion Space to third parties, however Landlord agrees that Landlord will not enter into a lease with a third party for the Phase II Expansion Space prior to October 1, 2015 unless Tenant waives its right to expand into the Phase II Expansion Space. On and after October 1, 2015, Tenant have a right of first refusal to lease the Phase II Expansion Space in accordance with the terms and conditions set forth on Exhibit C attached hereto. If Tenant exercises its option to expand into the Phase II Expansion Space prior to October 1, 2015, Tenant shall also have a right of first refusal to lease the Suite 210 Temporary Space in accordance with the terms and conditions set forth on Exhibit E attached hereto.

K. Termination Option.

(a)	Tenant shall have the right to terminate the Lease with respect to all or a portion of the Temporary Space, the Phase I Expansion Space and/or the Phase II Expansion Space, but not with respect to the Original Premises, prior to the expiration of the term, upon nine (9) months advance written notice (or such lesser period as may be remaining in the term) (the “Termination Notice”) delivered within sixty (60) days of the occurrence of a Triggering Event (the “Termination Option”); provided however, that the Parties agree that if such Termination Notice is delivered prior to the Phase I Expansion Space Commencement Date, Tenant shall not occupy the Phase I Expansion Space or the Phase II Expansion Space (if applicable) but shall continue to occupy the Suite 210 Temporary Space through the date that is nine (9) months from the Termination Notice. “Triggering Event” means the date upon which (i) Tenant determines, in good faith, that its lead product candidate, FX006 (the Tenant’s sustained-release intra-articular steroid for the treatment of osteoarthritis), fails to meet the pre-defined endpoints (as defined in the applicable protocol and further defined in Exhibit D of this First Amendment) with respect to the ongoing phase 2(b) clinical trial comparing FX006 against placebo, which Tenant reasonably determines, in good faith, will result in an adverse effect on Tenant’s business, or (ii) Tenant’s receipt of a complete response letter or non-approvable letter from the FDA (as defined in Exhibit D of this First Amendment) with respect to the filing of a New Drug Application relating to FX006, which reasonably will result in an adverse effect on Tenant’s business (which may include, by way of example, but without limitation, restructuring of the business or a reduction in force).

(b)	In the event Tenant exercises its Termination Option prior to May 1, 2016, Tenant shall pay the following, in addition to the monthly rent for the 210 Temporary Space (as set forth in B(iii) above) for the nine month notice period set forth in Section K(a) above:

(i)	All unamortized brokerage fees (to extent actually paid by Landlord) as of the date which is nine (9) months after the date of the Termination Notice;

(ii)	An amount equal to $73,103.32 (representing four months of rent due on the 210 Temporary Space);

(iii)	An amount equal to $33,740 (representing payment for an additional $5.00 per square foot on the Suite 210 Temporary Space above the $10.00 per square foot which may have been paid pursuant to Section B above);

(iv)	The unamortized amount of Landlord’s documented costs through the date of the Termination Notice, including all non-canceable costs and materials purchased, incurred prior ot the date of the Termination Notice, for tenant improvements for the Phase I Expansion Space and the Phase II Expansion Space (if applicable); provided that, Landlord agrees (1) that such costs (or commitment for such costs) for tenant improvements will not commence prior to February 1, 2016 (other than expenditures related to architectural and engineering fees), and (2) to use commercially reasonable efforts to mitigate the amount of such costs.

(c)	In the event Tenant exercises its Termination Option after May 1, 2016 and prior to December 31, 2017, Tenant shall pay the following, in addition to the monthly rent for the Phase I Expansion Space and Phase II Expansion Space (if occupied by Tenant) (as set forth in (C) above) for the nine month notice period set forth in Section K(a) above:

(i)	All unamortized brokerage fees and legal fees as of the date which is nine (9) months after the date of the Termination Notice taking into account, for purposes of amortization, the four (4) monthly installments paid pursuant to K(c)(ii) below;

(ii)	An amount equal to four (4) monthly installments of Annual Fixed Rent being paid by Tenant at such time for the applicable space being terminated; and

(iii)	The unamortized amount of Landlord’s documented costs through the date of the Termination Notice, including all non-canceable costs and materials purchased, incurred prior ot the date of the Termination Notice, for tenant improvements for the Phase I Expansion Space and the Phase II Expansion Space (if applicable).

(d)	In the event Tenant exercises its Termination Option after December 31, 2017, Tenant shall pay the following, in addition to the monthly rent for the Phase I Expansion Space and Phase II Expansion Space (if occupied by Tenant) (as set forth in (C) above) for the nine month notice period set forth in Section K(a) above:

(i)	All unamortized brokerage fees and legal fees as of the date which is nine (9) months after the date of the Termination Notice taking into account, for purposes of amortization, the three (3) monthly installments paid pursuant to K(d)(ii) below;

(ii)	An amount equal three (3) monthly installments of Annual Fixed Rent being paid by Tenant at such time for the applicable space being terminated; and

(iii)	The unamortized amount of Landlord’s documented costs through the date of the Termination Notice, including all non-canceable costs and materials purchased, incurred prior ot the date of the Termination Notice, for tenant improvements for the Phase I Expansion Space and the Phase II Expansion Space (if applicable).

L. Brokerage. The Tenant has not dealt with any broker or agent other than The Shaffer Company in connection with the negotiation or execution of this First Amendment. Tenant agrees to indemnify Landlord against any costs incurred by Landlord (including reasonable attorneys’ fees) if the foregoing representation is untrue. The foregoing indemnification obligation shall survive the expiration or any termination of the Lease, as amended by this First Amendment.

M. Ratification of Lease. Except as amended and modified by this First Amendment, all the terms, provisions, agreements, covenants and conditions of the Lease are hereby affirmed and ratified. From and after the date hereof, all references to the Lease or Lease shall mean the Lease or Lease as amended hereby and to the extent that there any inconsistencies between this

First Amendment and the Lease, this First Amendment shall control. Landlord and Tenant each hereby ratifies and confirms its obligations under the Lease, and represents and warrants to the other that, to its knowledge, it has no defenses thereto. Additionally, Landlord and Tenant further confirm and ratify that, as of the date hereof, (a) the Landlord and Tenant are and remain in good standing and the Lease is in full force and effect, and (b) neither Landlord nor Tenant has any claims, counterclaims, set-offs or defenses against the other arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

N. Execution/Entire Agreement. This First Amendment, together with the Lease as affected hereby, constitutes the entire agreement of the parties, and may not be amended except by written instrument signed by all parties. This First Amendment shall have the effect of an agreement under seal and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This First Amendment may be executed in counterparts all of which taken together shall constitute an original executed document.

[Signatures on following page]

The parties hereto have hereunto set their hands and seals the day and year first above written.

LANDLORD: CIP II/RJK 10-20 BMR Owner, LLC

/s/ Brandon Kelly
BY:	Brandon Kelly
ITS:

TENANT: FLEXION THERAPEUTICS, INC.

/s/ Michael Clayman
BY:	Michael Clayman
ITS:	CEO

EXHIBIT A

Plan of Phase I Expansion Space and Phase II Expansion Space

*	Please note Landlord shall provide a new egress door through the coset area pointed out by the red arrow.

Exhibit A-1

Scope of work for Phase I Expansion Space

1.	Carpentry

a.	All new walls built to drop ceiling as shown on mutually agreed upon plan.

b.	Installation of kitchen cabinets (uppers and lowers) in kitchen area.

2.	Millwork

a.	Kitchen—cabinets (uppers and lowers) as shown on Exhibit A. Cabinets to have plastic laminate finish, specific layout to be mutually agreed upon by Landlord and Tenant. Cabinet and countertop laminate to be mutually agreed upon by Landlord and Tenant based on Landlord’s building standards.

3.	Doors and hardware

a.	Provide 3’0” x 8’4” solid wood doors paint grade and building standard bright chrome latch sets.

b.	Provide painted hollow metal door frames to match door size, as shown in Exhibit A.

c.	All doors and frames shall be painted to match existing space.

d.	All electronic access control components and labor to be provided and installed by the Tenant.

4.	Glazing

a.	Provide Landlords upgraded sidelights to have 1/4” tempered glass, framed to match door frame from floor to door height, 48” wide in all new offices and the conference room.

b.	Tenant shall, at Tenant’s expense, provide any necessary connections to Premises main glass entry doors required to incorporate Tenant’s security access system into the Building fire protection systems.

c.	All glazing film shall be purchased and installed by Landlord’s contractor at Landlord’s expense. Landlord to provide glazing film to match existing space.

5.	Ceilings

a.	Provide 2x2 Armstrong Dune Tegular ceiling tiles, style number 1774 (or similar Landlord standard), on Armstrong 15/16” grid for all areas of drop ceiling.

6.	Flooring

a.	Provide Armstrong Commercial VCT in Kitchen with 4” Vinyl cove base, colors and pattern to be mutually agreed upon by Landlord and Tenant based on Landlord’s building standards.

b.	Provide Carpet tile to be mutually agreed upon by Landlord and Tenant based on Landlord’s building standards in all offices and open areas as shown in Exhibit A. Landlord will provide a matching/coordinating carpet to Tenant’s existing carpet.

c.	Transitions to be black vinyl as appropriate for materials.

7.	Paint shall be Benjamin Moore or mutually agreed upon equivalent to match Tenant’s existing paint colors.

8.	Plumbing & Appliances

a.	Landlord shall provide a standard stainless steel sink and faucet for Kitchen.

9.	Fire Protection

a.	Landlord to provide complete sprinkler coverage as required by local codes.

b.	Landlord shall provide fire extinguishers as required by local regulations and codes.

c.	Tenant, at its sole cost and expense, shall be responsible for all equipment and installation of any dedicated supplemental fire protection systems (preaction systems) in Server Room, if applicable.

10.	HVAC

a.	Landlord shall rework existing HVAC as needed to provide adequate base heating and cooling within the space.

b.	Tenant shall be responsible for any additional HVAC in server room or IT rooms.

c.	Landlord shall provide operable thermostats spaced according to existing and reasonable zoning, and controls shall be tied into the existing building’s energy management system.

d.	Landlord shall provide air balancing at completion of project.

11.	Electrical

a.	Power

i.	Landlord shall equip each office with a minimum of 2 duplex outlets.

ii.	Tenant to provide furniture that is prewired for power and is coordinated with the electrician’s power plan.

b.	Lighting

i.	Landlord shall provide 2”x4” direct indirect LED light fixtures.

ii.	Landlord shall provide building standard emergency and night lighting as required by local regulations and code.

12.	All Furnishings are not included in the scope of work and shall be the responsibility of the Tenant.

13.	ALL WIRING WHIPS, WIRING WITHIN FURNITURE, AND ALL TELEPHONE AND DATA WIRING ARE NOT INCLUDED IN THIS SCOPE OF WORK AND SHALL BE THE RESPONSIBILITY OF THE TENANT.

Notes:

•	All work to be completed in accordance with approved plans and construction schedule.

•	Legal removal and disposal of work related debris is included.

•	We have assumed all work to be done between the hours of 7:00am to 5:00pm unless otherwise specified. No Premium Time included.

•	Mutually agreed upon substitutions for any products mentioned herein may be used contingent upon product availability, supplier pricing increases and timing.

•	Any products and/or labor not stated to be performed in the above description is not included in this scope of work. Any deviations from this scope of work may result in a change order, the cost of which shall be paid for by Tenant.

EXHIBIT B

Plan of Suite 210 Temporary Space

Exhibit B-1

Scope of work for Suite 210 (Temporary Space)

14.	Carpentry

a.	All new walls built to drop ceiling as shown on mutually agreed upon plan.

b.	Installation of kitchen cabinets (uppers and lowers) in kitchen area.

c.	Provide plywood backing for electrical and Tel/Data use in server room and electric room as needed.

15.	Millwork

a.	Kitchen–cabinets (uppers and lowers) as shown on Exhibit B. Cabinets to have plastic laminate finish, specific layout to be mutually agreed upon by Landlord and Tenant. Cabinet and countertop laminate to be mutually agreed upon by Landlord and Tenant based on Landlord’s building standards.

16.	Doors and hardware

a.	Provide 3’0” x 8’4” solid wood doors paint grade and building standard bright chrome latch sets.

b.	Provide painted hollow metal door frames to match door size, as shown in Exhibit B.

c.	All doors and frames shall be painted to match existing space.

d.	All electronic access control components and labor to be provided and installed by the Tenant.

17.	Glazing

a.	Provide Landlords upgraded sidelights to have 1/4” tempered glass, framed to match door frame from floor to door height, 48” wide.

b.	Tenant shall, at Tenant’s expense, provide any necessary connections to Premises main glass entry doors required to incorporate Tenant’s security access system into the Building fire protection systems.

c.	All glazing film shall be purchased and installed by Landlord’s contractor at Landlord’s expense. Landlord to provide glazing film to match existing space.

18.	Ceilings

a.	Provide 2x2 Armstrong Dune Tegular ceiling tiles, style number 1774 (or similar Landlord standard), on Armstrong 15/16” grid for all areas of drop ceiling.

19.	Flooring

a.	Provide Armstrong Commercial VCT in Kitchen with 4” Vinyl cove base, colors and pattern to be mutually agreed upon by Landlord and Tenant based on Landlord’s building standards.

b.	Provide Armstrong Commercial VCT in Server room and IT space as shown in Exhibit B.

c.	Provide Carpet tile to be mutually agreed upon by Landlord and Tenant based on Landlord’s building standards in all offices and open areas as shown in Exhibit B. Landlord will provide a matching/coordinating carpet to Tenant’s existing carpet.

d.	Transitions to be black vinyl as appropriate for materials.

20.	Paint shall be Benjamin Moore or mutually agreed upon equivalent to match Tenant’s existing paint colors.

21.	Plumbing & Appliances

a.	Landlord shall provide a standard stainless steel sink and faucet for Kitchen.

22.	Fire Protection

a.	Landlord to provide complete sprinkler coverage as required by local codes.

b.	Landlord shall provide fire extinguishers as required by local regulations and codes.

c.	Tenant, at its sole cost and expense, shall be responsible for all equipment and installation of any dedicated supplemental fire protection systems (preaction systems) in Server Room, if applicable.

23.	HVAC

a.	Landlord shall rework existing HVAC as needed to provide adequate base heating and cooling within the space.

b.	Tenant shall be responsible for any additional HVAC in server room or IT rooms.

c.	Landlord shall provide operable thermostats spaced according to existing and reasonable zoning, and controls shall be tied into the existing building’s energy management system.

d.	Landlord shall provide air balancing at completion of project.

24.	Electrical

a.	Power

i.	Landlord shall equip each office with a minimum of 2 duplex outlets.

ii.	Tenant to provide furniture that is prewired for power and is coordinated with the electrician’s power plan.

b.	Lighting

i.	Landlord shall provide approximately 60, 2“x4” direct indirect LED light fixtures.

ii.	Landlord shall provide building standard emergency and night lighting as required by local regulations and code.

25.	All Furnishings are not included in the scope of work and shall be the responsibility of the Tenant.

26.	ALL WIRING WHIPS, WIRING WITHIN FURNITURE, AND ALL TELEPHONE AND DATA WIRING ARE NOT INCLUDED IN THIS SCOPE OF WORK AND SHALL BE THE RESPONSIBILITY OF THE TENANT.

Notes:

•	All work to be completed in accordance with approved plans and construction schedule.

•	Legal removal and disposal of work related debris is included.

•	We have assumed all work to be done between the hours of 7:00am to 5:00pm unless otherwise specified. No Premium Time included.

•	Mutually agreed upon substitutions for any products mentioned herein may be used contingent upon product availability, supplier pricing increases and timing.

•	Any products and/or labor not stated to be performed in the above description is not included in this scope of work. Any deviations from this scope of work may result in a change order, the cost of which shall be paid for by Tenant.

EXHIBIT C

Right of First Refusal - Phase II Expansion Space

1. Tenant shall have the exclusive right of first refusal to expand into the Phase II Expansion Space on the conditions hereinafter set forth and to be exercised as hereinafter provided:

(a) No default by Tenant shall be existing or continuing in the performance of any of the terms, covenants and conditions of this Lease in respect of a matter as to which notice of default has been given hereunder; provided, however, that in the event of any default that cannot with due diligence be cured prior to the last date on which Tenant is entitled to exercise such right Tenant may nevertheless exercise such right of first refusal if Tenant shall have proceeded promptly after the service of any notice of default to commence to cure the default, and thereafter completes the curing of the default with due diligence.

(b) Tenant shall accept the Phase II Expansion Space on the following terms, and otherwise upon all of the applicable terms set forth in this First Amendment:

(i) The commencement date of the term for the Phase II Expansion Space shall occur upon substantial completion of tenant improvements by Landlord (the “Phase II Expansion Space Commencement Date”), the cost of which tenant improvements shall be equivalent on a per square foot basis to the cost for the Phase I Expansion Space tenant improvements (which shall be determined within sixty (60) days after the Phase I Expansion Space Commencement Date) but prorated based on the length of the Phase II Expansion Space term;

(ii) Payment of Annual Fixed Rent by Tenant for the Phase II Expansion Space shall commence ninety (90) days after the Phase II Expansion Space Commencement Date and shall be calculated by multiplying the square footage of the Phase II Expansion Space by the then applicable rent per square foot set forth in Section C of this First Amendment at the time that Landlord delivers the Phase II Expansion Space to Tenant, with increases corresponding to the increases set forth in Section C;

(iii) The Phase II Expansion Space term shall expire on the Termination Date for the Original Premises and the Phase I Expansion Space.

2. Tenant shall exercise its right of first refusal in the following manner: Landlord shall notify Tenant at the Premises that Landlord has entered into a letter of intent with a bona fide third party (the “Letter of Intent”) for the Phase II Expansion Space setting forth the proposed terms, covenants and conditions upon which the space will be leased by the bona fide third party (the “Initial Notice”) and shall include with said notification a copy of the mutually authorized Letter of Intent. Tenant may exercise its right under this Exhibit C by providing Landlord with written notice of its intention to lease the Phase II Expansion Space and entering into an amendment to this Lease to include the Phase II Expansion Space within the Premises within ten (10) days after receipt of the Initial Notice. In the event that Tenant fails to provide such notice. Tenant shall be deemed to have waived its option under this Exhibit C and Landlord shall thereafter be free to lease the Phase II Expansion Space to a third party; provided, however, if Landlord does not consummate a transaction with such bona fide third party within six (6) months of the delivery of the Initial Notice, then the provisions of this Exhibit C and Section J shall continue to apply.

LANDLORD	TENANT

EXHIBIT D

Definitions for Termination Option

1. The failure of the product to meet its endpoints can be defined as follows:

• The change from Baseline to Week 12 in the weekly mean of the average daily (24-hr) pain intensity scores on a 0 to 10 NRS scale with 0 indicating ‘no pain’ and 10 indicating ‘pain as bad as you can imagine’.

• Western Ontario and McMaster Universities (WOMAC®) Osteoarthritis Index C (function): Change from Baseline to Week 12

• Change from Baseline to Week 16 and then Week 20 and then Week 24 in the weekly mean of the average daily (24-hr) pain intensity scores on a 0 to 10 NRS scale

• Patient Global Impression of Change (PGIC): 7-point scale at Week 12

2. Refuse To File (RTF) Letter — the FDA has identified a material, significant scientific gap in Flexion’s NDA for the Product that deems the application as incomplete. An RTF is a regulatory action taken at the beginning of an NDA review.

3. Complete Response Letter (CRL) — indicates that there are deficiencies and that the application cannot be approved in its current form. Deficiencies that are not easily addressable with available data and/or commitments to provide required data after approval, could result in significant delay in the eventual approval of the NDA.

4. Non-Approvable Letter — Letter simply stating that the FDA has elected not to approve Flexion’s product for sale.

EXHIBIT E

Right of First Refusal – Suite 210 Temporary Space

1. If Tenant exercises its option to expand into the Phase II Expansion Space prior to October 1, 2015, Tenant shall have the exclusive right of first refusal until September 30, 2016 to expand into the Suite 210 Temporary Space on the conditions hereinafter set forth and to be exercised as hereinafter provided:

(a) No default by Tenant shall be existing or continuing in the performance of any of the terms, covenants and conditions of this Lease in respect of a matter as to which notice of default has been given hereunder; provided, however, that in the event of any default that cannot with due diligence be cured prior to the last date on which Tenant is entitled to exercise such right Tenant may nevertheless exercise such right of first refusal if Tenant shall have proceeded promptly after the service of any notice of default to commence to cure the default, and thereafter completes the curing of the default with due diligence.

(b) Tenant shall lease the Suite 210 Temporary Space on then existing market rental rates and terms.

2. Tenant shall exercise its right of first refusal in the following manner: Landlord shall notify Tenant at the Premises that Landlord has entered into a letter of intent with a bona fide third party (the “Letter of Intent”) for the Suite 210 Temporary Space setting forth the proposed terms, covenants and conditions upon which the space will be leased by the bona fide third party (the “Initial Notice”) and shall include with said notification a copy of the mutually authorized Letter of Intent. Tenant may exercise its right under this Exhibit E by providing Landlord with written notice of its intention to lease the Suite 210 Temporary Space upon all of the terms and conditions set forth in the Letter of Intent and entering into an amendment to this Lease to include the Suite 210 Temporary Space within the Premises upon such terms and conditions, and otherwise upon the terms and conditions set forth in this Lease, within five (5) business days after receipt of the Initial Notice. In the event that Tenant fails to provide such notice, Tenant shall be deemed to have waived its option under this Exhibit E and Landlord shall thereafter be free to lease the Suite 210 Temporary Space to a third party. Notwithstanding anything to the contrary contained herein, if Tenant shall not have previously exercised its rights under this Exhibit E, Tenant’s rights under this Exhibit E shall cease and be of no further force and effect after September 30, 2016.

LANDLORD	TENANT